EXHIBIT 10.8

April 4, 2007

PERSONAL AND CONFIDENTIAL
ENGAGEMENT LETTER AND CONTRACT

Dr. Claus Wagner-Bartak
President/Chairman
Red Reef Laboratories International
450 Fairway Drive, Suite 103
Deerfield Beach, Florida 33441
Email: pversace@aol.com

Re: Terms of Expanded and Restated Engagement for Representation of Red Reef Laboratories International, Inc. (Red Reef)

Dear Dr. Claus:

We here at Jackson & Jackson, first want to take this opportunity to thank you for the opportunity to work with you and your company. Although, counselors and consultants quite frequently have a plethora of new ideas and solutions, it is always the clients who have to make the leap of faith and take advantage of the new approaches and opportunities resulting there from. It has been Red Reef’s and the members of your existing advisory and management team who have been the real actors and catalyst in this relationship. Their willingness to embark upon and implement new concepts and solutions to age old business issues greatly enhances our chances of success. We can be the catalyst to a new horizon, but only you and your team can make the company interact properly and profitably in the future. We, therefore, in furtherance of our past representation and consultation, and to set to writing our ever evolving relationship and representation of Red Reef, propose herein an expanded role and services. The challenges facing your Red Reef has expanded and the participation of this firm has progressed beyond the original engagement agreement contemplated hence the need for this new agreement at this time.

Therefore, to memorialize and set forth this firm’s agreement to continue to provide and to expand the professional services which we have previously discussed during our recent conversations with your management team, extending and expanding our current engagement to include the Louisiana property and other specific matters assigned to us through facilitation of the financing, development, and acquisitions required to achieve Red Reef’s business plan objectives in an efficient and timely manner, we agree to expand our services and serve as your Special Business Counsel.

We agree to provide Red Reef with our insight and experience as to all potential legal, financial and business considerations, which may affect the outcome Red Reef seeks and desires, on the most favorable basis, always sensitive to Red Reef’s desires, goals and the practical problems dictated by the legal thicket and the risk reward business scenario.

We confirm herewith that no other conflict is evident upon review of our client lists or the firm’s files as of this date except Robert G. Jackson and this firm’s current and past representation of Harry “Soup” Kember, Altfuels Corporation and L1011 Corporation, in past years. This expanded agreement shall also be subject to that certain Waiver of Conflict and Privileges executed by all parties on February 14, 2007 and your signature below shall acknowledge your consent.

We represent that we have the requisite legal knowledge, experience, and relationships to provide the representation and counsel contemplated herein. Red Reef, however, should, and by your acknowledgement and agreement hereto, does acknowledge that the law and business risk in general are imperfect and ever changing and that competent/adequate representation does not guarantee the desired objective or result. Constant changes in laws, business and economic circumstances and most specifically, tax considerations, are the only sure occurrences.

SCOPE OF SERVICE TO BE PROVIDED BY JACKSON & JACKSON (hereinafter referred to as “FIRM”

Essence

FIRM will provide such legal services, advice and assistance as the Red Reef’s Special Business Finance Lawyer in Louisiana and such other specific matters assigned to the FIRM the essence of which will encompass all areas of the law, including but not limited to corporate, partnership, securities, tax, contract, complex business transactions, and financing business negotiations, etc., which are relevant to the Red Reef’s assets, liabilities and business objectives.

Sort of Service and/or Assistance

FIRM will provide the Red Reef with insight and knowledge of the law and the FIRM’s members business experiences as relates to the Red Reef’s business plan and objectives, the economy; even to the extent of where the law is void of reference or circumstances, which in FIRM’s judgment, business and legal consideration may affect the outcome sought by the Red Reef.

Responsibilities

FIRM will always, during the term of the contract:
a. See to advance the well being of the Red Reef;
b. Assist in achieving the Red Reef’s goals by:

- conducting a Continual Business Risk Reward Review of all matters in Louisiana and those areas specifically assigned to FIRM, specifically targeted to achieve the plans and objectives of Red Reef, reduce taxes and enhance earnings;
- assessing the problems and issues in the context of the Red Reef’s business objectives;
- concluding beneficial negotiations;
-maintaining objectivity, specifically avoiding unwarranted hopes and expectations and;
- devising intelligent, aggressive strategies to manage taxation, financing/funding services, development services and negotiation, etc.

Company Leadership

FIRM will provide the time and services of Robert G. Jackson serve as Senior Strategic Advisor to the Red Reef’s Executive and Senior officers. FIRM through Robert G. Jackson will consult and assist in the financial and fiscal growth affairs of the Red Reef and related entities as requested.

Analytical Component

FIRM will direct and assist in the development of quantitative analysis/modeling for Red Reef’s activities in Louisiana and each new purchase, financing, development, acquisition or merger consideration assigned to FIRM for assistance. Whenever possible, Jackson & Jackson will provide financial reviews and analysis in support of the acquisition, development and/or financing objectives of the company. Robert G. Jackson will also be available for consultation on each new project as necessary. Additionally, Robert G. Jackson will provide assistance in developing creative deal and financing structures to enhance return and growth potential.

Financial Controls

FIRM, through Robert G. Jackson will direct financial modeling and analysis including, but not limited to development of a system of financial monitoring and analysis of future projects and growth opportunities where required.

Financial Review

FIRM, through Robert G. Jackson, will review all reports and analyses produced by the company’s personnel to challenge assumptions and enhance presentation for Louisiana Development and Operations and other projects assigned.

Financial Planning/ Money Management Services

FIRM, through Robert G. Jackson will provide financial planning and money management advice to the company.

Executive Coaching

FIRM, through Robert G. Jackson will provide continual coaching of the Red Reef’s senior executive management team in all aspects of financial, legal insurance and general business risk reward considerations which come before them.

Negotiation

FIRM, through Robert G. Jackson will take the lad and provide assistance in negotiating with bankers, lawyers, insurance brokers, merger partners, funding sources, creditor resolutions, etc.

Legal Advice and Counseling

FIRM, through Robert G. Jackson and other members and staff of the Jackson & Jackson firm will provide the company with legal counseling, drafting, negotiations and/or litigation services required.

Risk Management and Insurance Analysis

FIRM, through Robert G. Jackson will provide input, direction and support as relates to the company’s risk management, risk reward quotient, and annual insurance negotiations.

General Overall Resource

FIRM, through Robert G. Jackson will be generally available as a resource to executive and senior management of the company on any issues which come before them of significance.

CLIENT’S GENERAL OBLIGATIONS:

During the course of this Contract, Red Reef shall supply the firm with financial documentation and information (to include all financial statements supplied to financial institutions, any information concerning assets and liabilities, financial, proformas, budgets, financial projections, along with tax returns both corporate and personal, copies of all mortgages, notes, financial disclosure statements, truth and lending statements, wills, trusts, and letter agreements, etc) as may be reasonably requested by the FIRM, both corporate and personal.

Red Reef shall execute all documents necessary such as letters as authorization for the FIRM to obtain the requested information should the documents not be in your possession.

Red Reef hereby authorizes their other professional advisors, Certified Public Accountants, Attorneys, etc., to communicate with the FIRM and will execute all necessary letters of authorization for the FIRM to receive information as the FIRM may reasonably request from the Red Reef’s other professional advisors.

The Red Reef hereby agrees to retain at its’ expense the necessary professional advisors to prepare financial statements, business evaluations, asset evaluations, proformas projections, liquidation analysis, appraisals, development plans and surveys as may be reasonably requested by the FIRM pursuant to this Contract.

Although, from time to time other members of the FIRM will work on various aspects of our engagement on this matter, Robert G. Jackson will be the primary attorney and advisor responsible for this matter with Ronald J. Savoie, JD, CPA, and MBA being the assigned member to assist long with Executive Legal Assistant Laurie Jewel.

This Contract shall have an effective date of April 1, 2007 and shall supersede all prior oral and/or written contracts or agreements.

Termination shall be by written notice of either party. Upon termination, the next retainer due at that time shall be the last to be due and payable. Success/Performance Bonuses shall be vested at 75% of those set forth in Exhibit “A”, in the event of termination, on all projects or transactions which have been identified and have binding agreements between the parties.

Red Reef or FIRM shall have the option of changing to an hourly rate billing system in lieu of the retainer system detailed in the attached Exhibit “A” at any time after the first twelve month period, at which time payment of fees shall return to those rates referred to in the attached as “Regular Rtes” with a 25% reduction of those fees referred to in the attached Exhibit “A” as “Success/performance Fees”. The hourly billing shall begin for the period after the next retainer due is invoiced and paid.

In the event either party elects to return to the “Regular Rates” in lieu of the retainer set forth herein, the “Success/Performance Fees” shall be reduced to 75% of the Success/Performance Fees/Bonuses set forth in Exhibit “A”.

COMPENSATION AND FEES:

The fee arrangements are detailed in Exhibit A attached hereto, incorporated herein and made a part hereof.

We look forward to continued excellent relationship with Red Reef Labotatories and we appreciate the opportunity to be of service. Please sign and date where noted below and return one original to this office.

Sincerely,

JACKSON & JACKSON
A Professional Limited Liability Company
By: /s/ Robert G. Jackson
Robert G. Jackson

ACKNOWLEDGED AND AGREED TO THIS DATE
(INCLUSIVE OF WAIEVER OF CONFLICTS SET FORTH ABOVE)

RED REEF LABORATORIES INTERNATIONAL

By: /s/ Dr. Claus Wagner- Bartak  Date: ________________________

EXHIBIT A

Retainer and Success/Performance Bonus Compensation System

NON-REFUNDABLE INITIAL FIRM AVAILABILITY RETIANER:

Amount: $50,000

Due: Upon execution of the Contract/within thirty days in the case of payment by Treasure stock.

Payable: $25,000 cash
                         $25,000 In treasury Stock @ 0.10 per share (bearing the usual legend for restriction under Rule 144 of the Securities and Exchange Act of 1934.)

Paid: By Red Reef Laboratories International

MONTHLY RETAINER OF ROBERT G. JACKSON: (“RGJ”)

Amount: $6,000 Monthly Retainer

Due: Payable monthly, in arrears beginning May 1st, 2007

Billed to and Paid: By Red Reef Laboratories International

Services Provided for RGJ Monthly Retainer:
To include all in office and telephone time of RGJ and his administrative support staff time required in Firm’s offices in providing the function, support and advice set forth in the engagement agreement.
To include one full day per month out of the office by RGJ.
To include weekly teleconference with management team. These meetings shall have a definite start and end time and will follow a set agenda to be provide in advance when possible. RGL shall add items to the agenda as they may arise for discussion and benefit and interest to the companies.
To include email and teleconferences as required with RGJ, 24 hours per day, 7 days a week with normal response to all inquiries and requests as soon as possible, typically within three to five hours.